Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report relating to the financial statements of Akero Therapeutics, Inc. dated March 19, 2019 (June 10, 2019, as to the effects of the 1-for-3.07418 stock split described in Note 14), appearing in the Registration Statement on Form S-1, as amended (No. 333-231747), and related Prospectus by Akero Therapeutics, Inc.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, NJ

June 19, 2019